Exhibit 99.1
PACKETEER®, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
CUPERTINO, Calif. – July 20, 2006 – Packeteer®, Inc. (NASDAQ: PKTR), the global leader in WAN Application Optimization, today announced results of operations for the quarter ended June 30, 2006.
Net revenues for the second quarter 2006 were $34.2 million, compared with $28.2 million for the second quarter 2005. Net revenues increased sequentially from the $32.3 million reported in the first quarter 2006. GAAP net loss for the second quarter 2006 was $805,000 or $.02 per diluted share. This compares to second quarter 2005 GAAP net income of $4.2 million or $0.12 per diluted share.
Included in the GAAP net loss for the second quarter 2006 was stock-based compensation from options and employee stock purchase plan of $2.9 million, stock-based compensation from acquisitions of $96,000, amortization of purchased intangible assets of $644,000 and in-process research and development of $1.8 million, offset by $245,000 relating to the tax effect of these items, resulting in non-GAAP net income of $4.3 million or $0.12 per diluted share. Included in the GAAP net income for the second quarter 2005 was stock-based compensation from acquisitions of $222,000 and amortization of purchased intangible assets of $400,000, offset by $123,000 relating to the tax effect of these items, resulting in non-GAAP net income of $4.7 million or $0.14 per diluted share. See our “Reconciliation of GAAP Net Income to Non-GAAP Net Income” for further information.
During the second quarter of 2006, we recorded additional tax reserves related to potential assessments for transfer pricing issues, which impacts the effective tax rate. Without the additional reserves, the effective tax rate would have been approximately 11%. For the remainder of the year, our effective tax rate for operations is expected to be between 13% and 16%.
Total cash and investments of $72.4 million at June 30, 2006 decreased by $62.3 million from the balances of $134.7 million at March 31, 2006, due to the acquisition of Tacit Networks in May 2006. Accounts receivable of $19.2 million at June 30, 2006 represented 51 days sales outstanding, compared to 48 days sales outstanding at March 31, 2006. Total inventories were $3.8 million at June 30, 2006 and March 31, 2006.
“We are pleased to announce that we are again reporting record quarterly revenues,” said Dave Côté, President and CEO. “All of our regions reported strong results in the second quarter. In addition, we are happy to report that our integration of the recent acquisition of Tacit Networks is on schedule. In the six week period post acquisition, revenues from Tacit’s iShared product line were approximately $900,000, and are expected to continue rapidly growing to $3 — $4 million in our third quarter. The acquisition has generated very positive feedback from our partners and customers, as our combined product line continues to further attract global customers and large opportunities in an increasingly competitive marketplace.”
Packeteer has also added a strong new board member. At the most recent board meeting, Packeteer appointed Gregory E. Myers to its Board of Directors and to the Audit Committee of the Board of Directors.

“We are very pleased to have Greg join our Board”, said Dave Côté. “His strong financial background, particularly at a leading security company like Symantec, as well as his broad experience in mergers and acquisitions, will complement our board with his strong business experience.”
Mr. Myers served as Vice President of Finance and Chief Financial Officer of Symantec Corporation, a provider of Internet security technology, from January of 1999 to December 2005. Prior to his role as Symantec’s Chief Financial Officer, Mr. Myers served Symantec in various senior finance positions, beginning in September 1993. Mr. Myers served as a member of Maxtor Corporation’s Board of Directors from August 2003 until its sale to Seagate Technology in May 2006. He also served on the Board of Directors of Inktomi Corporation, an internet software company, before it was acquired by Yahoo! Inc. in March 2003. Currently, Mr. Myers is a private investor and sits on the Board and heads the Audit Committee for WebRoot Corporation, a privately held Internet Security company.
A Conference Call with company management will be held July 20, 2006 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.companyboardroom.com. A replay of the call will be available on the website until July 27, 2006. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.
About Packeteer
Packeteer (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.
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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenues, including future revenues related to our recent acquisition of Tacit Networks, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.
Investor Contact
David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues
Product revenues	$25,799	$21,484	$50,493	$43,783
Service revenues	8,370	6,693	15,961	12,472

Total net revenues	34,169	28,177	66,454	56,255

Cost of revenues
Product costs	5,662	4,781	10,767	9,727
Service	2,441	2,276	4,762	4,144
Amortization of purchased intangible assets	486	400	880	756

Total cost of revenues	8,589	7,457	16,409	14,627

Gross profit	25,580	20,720	50,045	41,628

Operating expenses:
Research and development	7,274	5,463	13,730	10,651
Sales and marketing (includes amortization of purchased intangible assets of $158 and $0 for the three months ended June 30, 2006 and 2005, and $158 and $0 for the six months ended June 30, 2006, respectively)	13,736	9,300	24,690	19,209
General and administrative	3,156	1,292	6,078	3,243
In- process research and development	1,800	—	1,800	—

Total operating expenses	25,966	16,055	46,298	33,103

Operating income (loss)	(386)	4,665	3,747	8,525

Other income, net	1,046	609	2,287	1,111

Income before provision for income taxes	660	5,274	6,034	9,636

Provision for income taxes	1,465	1,046	2,325	1,831

Net income (loss)	$(805)	$4,228	$3,709	$7,805

Basic net income (loss) per share	$(0.02)	$0.13	$0.11	$0.23

Diluted net income (loss) per share	$(0.02)	$0.12	$0.10	$0.22

Shares used in computing basic net income (loss) per share	34,701	33,747	34,625	33,647

Shares used in computing diluted net income (loss) per share	34,701	34,993	35,566	35,103

Stock-based compensation included in the costs and expense line items:

Product costs	$88	$—	$184	$—
Service costs	159	—	328	—
Research and development	929	216	1,746	434
Sales and marketing	1,130	4	2,189	14
General and administrative	649	2	1,344	4

Total amortization of stock-based compensation	$2,955	$222	$5,791	$452

PACKETEER, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Non-GAAP net income	$4,349	$4,727	$11,576	$8,785

Stock-based compensation from options and employee stock purchase plan	(2,859)	—	(5,593)	—
Stock-based compensation from acquisitions	(96)	(222)	(198)	(452)
Amortization of purchased intangible assets	(644)	(400)	(1,038)	(756)
In-process research and development	(1,800)	—	(1,800)	—
Tax impact of above	245	123	762	228

GAAP net income (loss)	$(805)	$4,228	$3,709	$7,805

Basic non-GAAP net income per share excluding amortization of purchased intangible assets, stock-based compensation and in-process research and development, net of taxes	$0.13	$0.14	$0.33	$0.26

Diluted non-GAAP net income per share excluding amortization of purchased intangible assets and stock-based compensation, net of taxes	$0.12	$0.14	$0.33	$0.25

Shares used in computing basic net income per share	34,701	33,747	34,625	33,647

Shares used in computing diluted net income per share	35,706	34,993	35,566	35,103

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005
Assets:
Cash, cash equivalents and investments	$72,358	$122,677
Accounts receivable, net	19,187	15,759
Inventories	3,803	4,979
Property and equipment, net	3,746	2,681
Other assets	12,340	7,428
Goodwill and other intangible assets, net	84,365	15,133

Total assets	$195,799	$168,657

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$24,659	$17,595
Deferred rent and other	257	340
Deferred revenue	26,378	22,115

Total liabilities	51,294	40,050

Stockholders’ equity	144,505	128,607

Total liabilities and stockholders’ equity	$195,799	$168,657

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2006	2005
Net cash provided by operating activities	$18,423	$15,123
Net cash used in investing activities	(32,988)	(3,791)
Net cash provided by financing activities	4,235	3,090

Net increase (decrease) in cash and cash equivalents	(10,330)	14,422

Cash and cash equivalents at beginning of period	36,221	15,666

Cash and cash equivalents at end of period	25,891	30,088

Investments	46,467	77,519

Total cash, cash equivalents and investments	$72,358	$107,607